                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               DAOU SYSTEMS, INC.



     I, Lynn M. Morris, the incorporator of DAOU Systems, Inc., a corporation duly organized under the laws of the State of Delaware (the "CORPORATION"), do hereby certify as follows:

     1. The name of the Corporation is DAOU Systems, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 15, 1996 (the "ORIGINAL CERTIFICATE OF INCORPORATION").

     2.   The Corporation has not received any payment for any of its stock.

     3. No directors were named in the Original Certificate of Incorporation and none have been elected.

     4. Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, the following resolution restating, integrating and further amending the Certificate of Incorporation of the Corporation was approved by Written Consent by the Sole Incorporator dated as of November 21, 1996:

               NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, restated and further amended to read in its entirety as follows:

                                    ARTICLE I

     The name of the corporation is DAOU Systems, Inc., (hereinafter referred to as (the "CORPORATION").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Services Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV


     A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 56,603,430 shares, 50,000,000 shares of which shall be Common Stock with a par value of $0.001 each, and 6,603,430 shares of which shall be Preferred Stock with a par value of $0.001.

     B. The Preferred Stock of the Corporation may be issued as a class, without series or, if so determined from time to time by the Board of Directors of the Corporation, in one or more series, each series to be expressly designated by a distinguishing number, letter or title. The Preferred Stock, and each series thereof, shall have such voting powers and other rights, privileges, preferences and restrictions as shall be set forth in the resolutions of the Board of Directors providing for the issuance of such preferred stock. There is hereby expressly granted to the Board of Directors of the Corporation the authority to determine, fix, alter or revoke any and all of the rights, preferences, privileges and restrictions and other terms of the Preferred Stock and any series thereof, and the number of shares constituting any series and the designation thereof, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding, or to eliminate entirely any series if there no longer are any outstanding shares of such series (and, thereupon, the shares previously designated for such series shall become authorized but undesignated shares). In case the number of shares of any series shall be so decreased, the shares constituting such shall resume the status they had prior to the adoption of the resolution originally setting forth the number of shares of such series.

          1,603,430 of the authorized shares of Preferred Stock are hereby designated the "Series A Preferred Stock."

     C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

          1. DIVIDEND PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, the holders of shares of the Series A Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate of six percent (6%) per annum based on the

Series A Issue Price (as hereinafter defined in SUBSECTION 2(a)) per share of the Series A Preferred Stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization) when, as and if declared by the Board of Directors. Such dividends shall not be cumulative and, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, shall be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares. Unless full dividends on the Series A Preferred Stock for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock. After full dividends on the Series A Preferred Stock for the then current dividend period have been paid, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall participate in any further dividends on a pro rata basis determined by the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock).

          2.   LIQUIDATION PREFERENCE.

               a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) Four Dollars and Ninety-Nine Cents ($4.99) for each outstanding share of Series A Preferred Stock (the "SERIES A ISSUE PRICE") and (ii) an amount equal to six percent (6%) of the Series A Issue Price (compounded annually and computed on the basis of a 360-day year of 30-day months and, for any period less than a month, the actual number of days elapsed in such month for the period of time that has passed since the original issuance of the Series A Preferred Stock) less any dividends actually paid on the Series A Preferred Stock (such amount being referred to herein as the "PREMIUM").
If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of
SECTION 7, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               b. Upon the completion of the distribution required by SUBSECTION (a) of this SECTION 2 and any other distribution which may be required with respect to series of Preferred Stock which may from time to time come into existence in compliance with the provision of SECTION 7, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive an aggregate amount equal to the total amount received by the holders of the Series A Preferred Stock pursuant to SUBSECTION (a).

               c. After the distributions described in SUBSECTION (a) and (b) above have been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of
SECTION 7, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock).

               d. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this SECTION 2, but shall instead be treated pursuant to SECTION 5.

               e. The liquidation preference of the Series A Preferred Stock set forth in this SECTION 2 shall not be applicable to any transaction in which the holders of Series A Preferred Stock receive not less than two times the Series A Issue Price (appropriately adjusted for any stock split, dividend, combination or other recapitalization) before August 31, 1997 and not less than three times the Series A Issue Price (appropriately adjusted for any stock split, dividend, combination or other recapitalization) thereafter; provided, however, that in any such transaction the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock will share in the consideration received on a pro rata basis determined by the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock).

          3.   REDEMPTION.

               a. On or after August 31, 2000, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, within thirty (30) days after the receipt by the Corporation of a written request from the holders of a majority of the then outstanding Series A Preferred Stock, but not less then one third of the originally issued shares of Series A Preferred Stock (the "ORIGINAL SERIES A PREFERRED STOCK"), that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Series A Issue Price plus an amount equal to six percent (6%) of the Series A Issue Price compounded annually and computed for the period of time that has passed since the original issuance of the Series A Preferred Stock on the basis of a 360-day year of 30-day months and, for any period less than a month, the actual number of days elapsed in such month, less any dividends actually paid on the Series A Preferred Stock (the "SERIES A REDEMPTION PRICE"). The Corporation shall give each holder of Series A Preferred Stock at least ten
(10) days written notice of the date (the "REDEMPTION DATE") and place of redemption and the dollar amount of the Series A

Redemption Price, which notice shall be effective upon delivery or deposit in the United States mail, postage prepaid and addressed to each holder of record at his address appearing on the books of the Corporation. Payment of the Series A Redemption Price shall be made as follows: (A) one-third of such price shall be paid in cash on the Redemption Date; and (B) one-third of such price (plus interest on unpaid balance of six percent (6%) compounded annually) shall be paid in cash on each of the first and second anniversary dates of such Redemption Date, respectively. If the certificate surrendered represents a greater number of shares than the number redeemed, the Corporation shall issue to such holder a new certificate representing the shares which remain outstanding.

               b. From and after the Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all dividends on the Series A Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date, or any subsequent date as provided in SUBSECTION 3(a), are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, at any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

               c. If at any time less than twenty-five percent (25%) of the Series A Preferred Stock remains outstanding, the Corporation may, upon a vote of its Board of Directors, redeem the remaining outstanding Series A Preferred Stock by payment in cash of the Series A Redemption Price in accordance with the notice and other terms and conditions set forth above in this SECTION 3.

          4. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

               a.   RIGHT TO CONVERT.

                    i. Subject to SUBSECTION (c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Issue Price by the Conversion Price at the time in effect for such share. The initial "CONVERSION PRICE" per share for shares of Series A Preferred Stock shall be the Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in SUBSECTION 4(c).

                    ii. In the event of a call for redemption of any shares of Series A Preferred Stock pursuant to SECTION 3, unless there shall have been a default in payment of the Series A Redemption Price, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date.

                    iii. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than two (2) times the Series A Issue Price (appropriately adjusted for any stock split, dividend, combination or other recapitalization) prior to August 31, 1997 and not less than three (3) times such amount thereafter and $15,000,000 in the aggregate.

               b. MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

               c. CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                    i.   A.   Upon each issuance by the Corporation of any
Additional Stock (as defined below), after the date upon which any shares of the Series A Preferred Stock were first issued (the "PURCHASE DATE" with respect to such series), without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this CLAUSE (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by SUBSECTION 4(c)(ii)(B)) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance of Additional Stock would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (not including shares excluded from the definition of Additional Stock by SUBSECTION 4(c)(ii)(B)) plus the number of shares of such Additional Stock.

                              However, the foregoing calculation shall not take
into account shares deemed issued pursuant to SUBSECTION 4(c)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock which has given rise to the Conversion Price adjustment being calculated.

                         B.   Except to the limited extent provided for in
SUBSECTIONS (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this SUBSECTION 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment, and (for purposes of clarification only) in no event will such adjustment have the effect of increasing the Conversion Price above the Series A Issue Price.

                         C.   In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         D.   In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         E.   In the case of the issuance (whether before, on or
after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this SUBSECTION 4(c)(i) and SUBSECTION 4(c)(ii):

                              1.   The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in SUBSECTIONS 4(c)(i)(C) and (c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights for the Common Stock covered thereby.

                              2.   The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in SUBSECTIONS 4(c)(i)(C) and (c)(i)(D)).

                              3.   In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              4.   Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              5.   The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to SUBSECTIONS 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
SUBSECTION 4(c)(i)(E)(3) or (4).

                    ii. "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to SUBSECTION 4(c)(i)(E)) by the Corporation after the Purchase Date other than:

                         A.   Common Stock issued pursuant to a transaction
described in SUBSECTION 4(c)(iii),

                         B.   shares of Common Stock issuable or issued to
employees consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation, or in connection with lease lines, bank financings or other similar transactions or

                         C.   shares of Common Stock issued or issuable (I) in a
public offering in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock pursuant to SUBSECTION 4(a)(iii) or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering.

                    iii. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in SUBSECTION 4(c)(i)(E).

                    iv. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common

Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               d. OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in SUBSECTION 4(c)(iii), then, in each such case for the purpose of this SUBSECTION 4(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               e. RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this SECTION 4 or SECTION 5), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this SECTION 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               f. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this SECTION 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               g.   NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    i. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

                    ii. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this SECTION 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               h. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               i. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               j.   NOTICES.  Any notice required by the provisions of this
SECTION 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.   MERGER, CONSOLIDATION.

               a.   At any time, in the event of:

                    i. any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity,

                    ii. a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity, then, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, holders of the Series A Preferred Stock shall receive for each share of such stock in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the greater of (A) the Series A Issue Price, plus an amount equal to the Premium as of the date of closing of such transaction or (B) that share of the total consideration to be paid by the acquiring entity in such transaction as equals the proportion that the number of shares of Common Stock and Common Stock issuable upon conversion of the outstanding Series A Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Stock. Such payments shall be made with respect to the Series A Preferred Stock (A) by redemption of such shares in one installment pursuant to SUBSECTION 3(b) (provided that in such event the moment immediately prior to the closing of such transaction shall, for purposes of this subparagraph, be deemed to be the "REDEMPTION DATE", only twenty (20) days' prior notice of the date fixed for redemption need be given and the consent of the holders of the Series A Preferred Stock shall be deemed to have been given) or (B) by purchase of such shares of Series A Preferred Stock by the surviving corporation, entity or person or by the Corporation. In the event the proceeds of the transaction are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series A Preferred Stock in accordance herewith, then, subject to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the provisions of SECTION 7, the entire amount payable in respect of the proposed transaction shall be distributed among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               b. Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to SUBSECTION 5(a) above shall be valued as follows:

                    i. Securities not subject to investment letter or other similar restrictions on free marketability (covered by (ii) below):

                         A.   If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 15-day period ending three (3) days prior to the closing;

                         B.   If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 15-day period ending three (3) days prior to the closing; and

                         C.   If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    ii. The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               c. In the event the requirements of SUBSECTION 5(a) are not complied with, the Corporation shall forthwith either:

                    i. cause such closing to be postponed until such time as the requirements of this SECTION 5 have been complied with, or

                    ii. cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in SECTION 5.

               d. The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this SECTION 5, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               e. The provisions of this SECTION 5 are in addition to the protective provisions of SECTION 7.

          6. VOTING RIGHTS. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded up to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          7. PROTECTIVE PROVISIONS. So long as a majority of the Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

               a. sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (provided, however that the holders of Series A Preferred Stock will not be entitled to vote as a class on mergers, consolidations, sale of assets, business combinations or similar transactions in which the holders of Series A Preferred Stock receive per share not less than two (2) times the Series A Issue Price (appropriately adjusted for any stock split, dividend, combination or other recapitalization) prior to August 31, 1997 and not less than three (3) times such amount thereafter; or

               b. alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares; or

               c. increase the authorized number of shares of Series A Preferred Stock; or

               d. create any new class or reclassify any series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, redemption, dividends or upon liquidation; or

               e. repurchase or redeem any shares of the Corporation's capital stock other than shares repurchased at cost from employees or officers.

          8. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to SECTION 3 or SECTION 4, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. The

Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                                    ARTICLE V

     The Board of Directors shall have the power to adopt, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any bylaws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Article II, Sections 1(c), 5 and 7; Article III, Section 2; and Article VII of the Bylaws of the Corporation as originally adopted by the sole incorporator shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE VI

     A. The Corporation shall indemnify to the fullest extent permitted by the General Corporation Law of Delaware any person who has been made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director or officer of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the General Corporation Law of Delaware.

     B. Neither any amendment nor repeal of this ARTICLE VI, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this
ARTICLE VI, shall eliminate or reduce the effect of this ARTICLE VI in respect of any matter occurring or arising or that, but for this ARTICLE VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE VII

     A. The business and affairs of the Corporation shall be managed by the Board of Directors of the Corporation.

     B. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of the directors of Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. From and after the annual meeting of stockholders held in 1997, the directors, other than those who may be elected by the holders of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their elections.

     C. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     D. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly-created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     E. Subject to the rights of any Preferred Stock to elect directors under specified circumstances, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     F. To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

     G. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this ARTICLE VII.


                                  ARTICLE VIII

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing of such holders. Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this ARTICLE VIII.


                                   ARTICLE IX

     Subject to the other terms of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to this reservation.














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                                      17

                                    ARTICLE X

     The undersigned Incorporator hereby acknowledges that the foregoing Amended and Restated Certificate of Incorporation is her act and deed and that the facts stated therein are true.

     Dated:    January 3, 1997



                                              /s/ Lynn M. Morris
                                             ----------------------------------
                                             Lynn M. Morris, Incorporator




























                 [SIGNATURE PAGE TO DAOU SYSTEMS, INC. RESTATED
                          CERTIFICATE OF INCORPORATION]


                                      18